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April 5, 2001

Douglas A. Hacker
President
United New Ventures, Inc.
P.O. Box 66100 - WHQUV
Chicago, IL 60666

     Re:  Proposed Transaction

Dear Mr. Hacker:

This letter shall set forth the mutual understanding of OurHouse, Inc. ("OurHouse") and United NewVentures, Inc. ("UAL") regarding the development of a business relationship for UAL to operate and participate in the ownership of MyPoints.com, Inc. (the "Transaction"), following an acquisition of MyPoints.com, Inc. ("Blue") by OurHouse. This letter hereby modifies and replaces in entirety the provisions of the letter dated February 5, 2001, between OurHouse and UAL regarding the same Proposed Transaction.

1. Post-Acquisition ownership of Blue. (a) Upon a successful acquisition of Blue, OurHouse will arrange to make a cash distribution from Blue to OurHouse, or its designee, of an amount equal to the lesser of: (i) $70 million dollars; and (ii) the aggregate offering price paid for the acquisition of Blue minus $20 million dollars.

However, to the extent the aggregate offering price is lower than $90 million dollars, OurHouse will be entitled to increase the amount of its cash distribution, on a dollar for dollar basis for every dollar below $90 million, up to a maximum of $5 million dollars of additional cash distribution.

     (b) Immediately following the distribution specified in paragraph (a) above, UAL will purchase from OurHouse all of the outstanding shares of Blue held by OurHouse for $10 million dollars.

     (c) At its sole discretion, UAL will have the right to name a successor CEO for Blue as well as any other senior management positions at Blue. Additionally, UAL will be able to operate Blue at its discretion subject to the Operating Agreements to be mutually agreed to by the parties (detailed below). Any sale of Blue or change in Blue's business shall be subject to Blue's obligations under the Operating Agreements.

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2.   Post-Acquisition Operating Agreements. (a) Our House and UAL will receive the following rights in respective operating agreements that shall cover the specific nature of how post-acquisition Blue would provide services to OurHouse and UAL (the "Operating Agreements").

     1. UAL will have unlimited access to the entire Blue marketing database of members.

     2. UAL shall be permitted to market directly to the entire Blue member database with a maximum number of emails per member per week to be determined (e.g., one per week - subject to consideration of member "burn out").

     3. UAL shall determine under what terms it will make Blue Points convertible into MileagePlus miles or other travel related benefits, and offer such conversion option to the public within 90 days following the closing of the Transaction.

     4.   UAL shall receive prominent promotional placement on the Blue website.

     5. UAL shall be able to determine all day-to-day operating decisions at Blue.

     6. UAL shall have the ability to mail directly to the entire Blue member base.

     7. OurHouse shall be entitled to have Blue distribute email promotions to all Blue members who have opted in or who have not opted out for receipt of email program under Blue's current email program (or similar successor program). A successor program will be any program controlled by UAL which employs more than 20% of the employees or other tangible assets of Blue as of the acquisition date, or whose membership base contains more than 40% of the Blue membership base that existed as of the acquisition date. For purposes of computing the above membership base limitation in another program (the "Second Program"), all members of Blue as of the acquisition date who were also members of the Second Program as of the acquisition date will be excluded from the calculation.

     8. OurHouse will have the ability to send an email message to each of the above members on per week (including both existing members and all subsequent members).

     9. Periodically (but at least quarterly), Blue shall provide to OurHouse data segmentation analyses for the purpose of allowing OurHouse to prepare specific distinct messages for each separate cohort. Such analyses will not include information that Blue management reasonably believes may jeopardize the value of the Blue membership base if disclosed.

     10. OurHouse shall be able to determine all future point awards for member actions in response to OurHouse marketing activities subject to the following limitation: OurHouse shall be limited in its issuance of points for consumers to visit its site to levels commensurate with other Blue advertising clients requesting consumers to complete similar actions.

     11. OurHouse shall pay actual cost to Blue for all points redeemed from OurHouse and OurHouse partner marketing activities. OurHouse agrees that an inventory attribution approach such as LIFO or FIFO will be used to determine how many OurHouse issued points have been redeemed. OurHouse shall be a redemption partner of Blue and shall be able to determine

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          its own redemption levels for points (cost for points to be negotiated but currently estimated to be .88 cents per point).

     12. OurHouse shall be able to purchase incremental 3rd party emails from Blue at Blue's best negotiated rate.

     13. OurHouse will receive promotional placement/tiles on each of Blue's website pages contained in the Home and Garden category of the Shopping section. Additionally, OurHouse will be included in the rotating tiles featured on Blue's home page.

     14.  OurHouse shall promote Blue on its website.

     (b) The Operating Agreements shall have a perpetual term and will be transferable to any successor owner/operator of Blue unless otherwise mutually agreed between UAL and OurHouse. Both OurHouse and UAL shall reimburse Blue for the actual marginal costs incurred for supporting their respective Operating Agreements.

     (c) The Operating Agreements shall contain the agreement of each party not to compete with the business of Blue following the proposed acquisition, except that both parties acknowledge that UAL will continue to operate and promote its Mileage Plus Program and any similar program without restriction. The Operating Agreements shall also contain the agreement of each party to comply with all applicable laws regarding privacy and each party's rights with respect to Blue's customer information shall be subject to compliance with Blue's privacy policy, provided that such privacy policy shall not be modified or amended in any way which would limit or restrict the performance of the Operating Agreements unless
(i) required by law or (ii) mutually agreed upon by UAL and OurHouse. The parties agree to negotiate in good faith the terms and conditions of the Operating Agreements. Subsequent to completion of the Operating Agreement, OurHouse shall not have the right to assign the Operating Agreement in connection with the sale of its business within 6 months of the signing of this agreement unless expressly approved in advance by UAL, whose approval shall not be unreasonably withheld. Furthermore, OurHouse shall be precluded from a sale of all or any portion of its equity or assets to any direct competitor of United Airlines (e.g., American Airlines, Delta Airlines).

     (d) The provisions of the Operating Agreements outlined above will be applied, without modification, even if UAL, in its sole discretion, decides to participate in the direct acquisition of Blue (the "Acquisition Contribution"), provided the amount of such Acquisition Contribution does not exceed $20 million dollars, and provided that OurHouse complies with all other terms and conditions outlined in this letter. The parties acknowledge that such an Acquisition Contribution is not contemplated by this letter, and the above provision in no way commits UAL to participate in the Transaction through such an Acquisition Contribution.

3. Post-Acquisition Strategy. Notwithstanding its sole right to develop, modify and operate Blue under any strategy it feels is appropriate (subject to the Operating Agreements), UAL intends to deliver significant value to Blue through the following initiatives which will be adopted shortly after its investment in Blue:

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     . Drive certain members of its Mileage Plus program to register with Blue

     . Create travel redemption opportunities for Blue either through direct convertibility into its Mileage Plus program or through other travel offers

     . Leverage its off-line relationships to both identify new strategic partners and help Blue develop a strategy for offline penetration

     . Review other opportunities for cost synergies, while still operating Blue as a separate stand-alone business

The initial intent is to create a vibrant business that will operate independent of UAL's Mileage Plus Program.

4. Public Disclosure. Neither party will make any public disclosure of, or otherwise disclose to any person (other than its officers, employees, accountants, attorneys and agents whose duties require them to have access to such information), the existence or terms of the Transaction or this letter without the other party's prior written consent, unless disclosure is required by law. The parties will consult with each other prior to making any public announcement regarding the Transaction or this letter, provided however that OurHouse may disclose the Transaction to Blue's management and/or Board of Directors in connection with its acquisition of the company. Any disclosure permitted under Section 7 of this letter shall not be considered a public disclosure under this Section.

5. Fees and Expenses. Each party will bear its own respective expenses and legal fees incurred with respect to the Transaction except as provided below. Each party will bear one-half of the collective legal expenses incurred for completion of definitive documentation related to the acquisition of Blue, subsequent sale of interests to UAL, and completion of respective Operating Agreements.

6. Term. This letter is effective as of the date first written above, and shall expire on the earlier of (i) four (4) months after such date or (ii) the date mutually agreed upon in writing by UAL and OurHouse. Sections 7 through 12 of this letter shall survive termination for three (3) years.

7. Confidential Information. Either party hereto (the "disclosing party") may from time to time furnish to the other party (the "receiving party") information or other material, oral, visual, written or electronic pertaining to the disclosing party which the disclosing party deems proprietary and confidential ("Confidential Information").

8. Non-Disclosure. The receiving party shall treat all Confidential Information provided by the disclosing party as proprietary and confidential and the receiving party shall not disclose such information to any third party except the receiving party's current employees, officers, directors, agents or advisors (collectively "Representatives") who have a need to know such information in connection with the Transaction or as specifically permitted hereunder, unless and until the receiving party has obtained the prior written consent of the disclosing party. The receiving party shall safeguard all Confidential Information with at least the same degree of care to avoid disclosure as the receiving party uses to protect its own proprietary and confidential information, but no

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less than reasonable care. The receiving party and its Representatives shall not use any Confidential Information other than in connection with the Transaction and shall not knowingly or negligently use such information for their own benefit or the benefit of others.

9. Ownership. All Confidential Information and any copies thereof is and shall remain the property of the disclosing party and shall be promptly returned to the disclosing party or destroyed by the receiving party upon the disclosing party's written request. Nothing contained in this Agreement shall be construed as granting or conferring any patent, copyright, trademark, or other proprietary rights.

10.  Exclusions.  Notwithstanding anything herein to the contrary:

     (a) The parties agree that documentation and information will not be deemed Confidential Information, and the receiving party will have no obligation with respect to any such information, where such documentation and information (i) was in the public domain prior to the effective date of this letter or subsequently came into the public domain other than as a result of disclosure by the receiving party, (ii) is independently developed by the receiving party,
(iii) is approved for release by written authorization of the disclosing party,
(iv) is disclosed to the receiving party from a source other than the disclosing party without similar restriction and without breach of this letter, (v) is furnished to a third party by the disclosing party without a similar restriction on the third party's rights, or (vi) is required to be disclosed by a judicial or administrative law, regulation or proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted, including, without limitation, giving the disclosing party reasonable advance notice of the potential for such disclosure and allowing the disclosing party the opportunity to seek a protective order concerning such disclosure.

     (b) The receiving party may use Residuals for any purpose, including without limitation use in development, creation, promotion, sale, and maintenance of products and services; provided that this right to Residuals does not represent a license under any patents, copyrights, or other intellectual property rights of the disclosing party. The term "Residuals" means any information retained in the unaided memories of the receiving party's representatives who have had access to the disclosing party's Confidential Information pursuant to the terms of this letter. A representative's memory is unaided if the representative has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it in a manner contrary to this letter.

11. Disclosure. (a) Disclosure of any Confidential Information provided hereunder may be made by the receiving party only with the prior written consent of the disclosing party unless otherwise specifically permitted hereunder. In each request for consent, the receiving party shall provide the disclosing party with (i) the name, occupation, and title of the party to whom the receiving party wishes to disclose such information, (ii) the purpose of the disclosure, and (iii) an executed original of a confidentiality statement, in a format acceptable to the disclosing party, signed by such person acknowledging that the

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party signing the document is aware of the confidentiality requirements hereunder, agrees to be bound by them, and understands that the confidentiality requirements inure to the benefit of the disclosing party and may be enforced by the disclosing party.

     (b) If the receiving party or any of its employees, officers, directors, or agents is served with a subpoena or other process requiring the production or disclosure of Confidential Information, then the person or entity receiving such subpoena or other process, before complying with such subpoena or other process, shall immediately notify the disclosing party of same and permit the disclosing party a reasonable period of time to intervene and contest such disclosure or production.

12. Right to Injunction. The receiving party acknowledges that any failure by the receiving party to maintain the confidentiality of the Confidential Information will have a direct and severe adverse impact on the disclosing party's business which will subject the disclosing party to irreparable harm, and that the disclosing party may, without jeopardizing any other rights or remedies the disclosing party may have, seek a court order or injunction without further notice to protect the confidentiality of its information and to halt any authorized disclosure thereof.

13. Notices. All notices permitted or required under this letter shall be in writing, delivered by hand or mailed by certified United States mail, return receipt requested, or by a nationally recognized overnight courier to the address first written above. All notices shall be effective upon receipt or upon attempted delivery where delivery is refused or mail is unclaimed.

14. No Waiver. No waiver by either party of any default or breach by the other party of any provision of this letter will operate as or be deemed a waiver of any subsequent default or breach.

15. Assignment. Neither party may assign or otherwise transfer any of its rights or obligations under this letter to any third party without the prior written consent of the other party. For purposes hereof, the term "third party" shall not include an affiliate of either party. No permitted assignment shall relieve a party of its obligations hereunder with respect to Confidential Information disclosed prior to the assignment. Any assignment in violation hereof shall be deemed null and void.

16. Entire Agreement. This letter constitutes the entire agreement and understanding of the parties on the subject matter hereof and supersedes all prior communications, agreements, and understandings, whether written or oral, relating thereto. This letter may be modified only by further written agreement dated even herewith or subsequent hereto and signed on behalf of each party by its respective duly authorized representative.

17. Headings. This headings contained in this letter are provided for convenient reference only and are not intended to define, alter or limit the scope of any provision of this letter.

18. Governing Law. This letter and any dispute arising under or in connection with this letter, including any action in tort, will be governed and construed by the laws of the

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State of Illinois U.S.A., without regard to any conflicts of laws principles which may direct the application of laws of any other jurisdiction.

19. Counterparts. This letter may be executed in any number of counterparts, each of which shall be deemed an original and together which shall constitute one and the same.

Please acknowledge your agreement with the foregoing by signing a copy of this letter where indicated and returning the singed copy to me via fax.

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Sincerely,

/s/ Peter Stelian

Peter Stelian,
President

AGREED TO AS OF THIS
8th DAY OF April, 2001:

United New Ventures, Inc.

By: /s/ Douglas A. Hacker
    ---------------------------
Douglas A. Hacker, President

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